Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-139576) and Form S-8 (No. 333-126978) of Manitex International, Inc. of our report dated March 25, 2009, which report appears in the December 31, 2008 Annual Report on Form 10-K of Manitex International, Inc.

/s/ UHY LLP
UHY LLP

Sterling Heights, Michigan

March 25, 2009